CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 27, 2023, with respect to the financial statements of Allspring Spectrum Aggressive Growth Fund, Allspring Spectrum Conservative Growth Fund, Allspring Spectrum Growth Fund, Allspring Spectrum Income Allocation Fund, and Allspring Spectrum Moderate Growth Fund, five of the funds comprising Allspring Funds Trust, as of May 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 25, 2023